Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-00000 on Form S-8 of our report dated April 16, 2010 (except as to Note 1, under paragraph Reverse stock split, which is as of August 2, 2010, Note 1, under paragraph Adjustments, which is as of March 9, 2011 and Note 3, which is as of March 9, 2011), relating to the financial statements of NXP Semiconductors N.V. appearing in the Annual Report on Form 20-F of NXP Semiconductors N.V., which is part of this Registration Statement.

/s/ Deloitte Accountants B.V.

Amsterdam, the Netherlands

March 9, 2011